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                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration File No.: 333-70522

                              ARMOR HOLDINGS, INC.
                            SUPPLEMENT TO PROSPECTUS
                             DATED NOVEMBER 28, 2001

     An aggregate 214,880 shares of common stock covered by the Prospectus were recently issued to Identicator, Inc., a Nevada corporation, ("Identicator"), in connection with our acquisition of substantially all the assets of Identicator. Identicator manufactures and distributes paper-based fingerprint identification products used by financial, retail, security services, government and law enforcement agencies. The purchase price was $5,400,000, subject to adjustment, of which (i) $4,650,000 was paid by issuing to Identicator 214,880 shares of common stock, (ii) $375,000 (the "Escrow Amount") was paid to an escrow agent to be held in escrow and (iii) $375,000 (the "Holdback Amount") was retained by us, in each such case to secure Identicator's indemnity obligations to us under the purchase agreement. The Holdback Amount and the Escrow Amount will be paid to Identicator or its assigns, subject to adjustment, on November 30, 2003. The Holdback Amount may be paid in cash or by issuing shares of our common stock covered by the Prospectus. We may also elect to exchange all or a portion of the Escrow Amount with shares of our common stock covered by this prospectus until this amount is paid to Identicator or its assigns. The dollar amount of Identicator's revenues and assets are not significant to our financial condition and results of operations, and the 214,880 shares issued to Identicator represents less than 1% of our issued and outstanding common stock. With our prior consent, the shares issued to Identicator may be offered from time to time as described in the Prospectus under "Selling Stockholders."

     Identicator has represented that its shareholders have approved a plan of liquidation, pursuant to which it will liquidate and distribute to it to its shareholders the common stock we issued to it.

     This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

          The date of this Prospectus Supplement is December 4, 2001.